Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210 johnpaolin@hillintl.com	(212) 836-9608 dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports First Quarter 2010 Financial Results

Marlton, NJ – May 5, 2010 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today financial results for the first quarter ended March 31, 2010 (see attached tables). Total revenue for the first quarter of 2010 was $104.5 million, an increase of 0.5% from the first quarter of 2009. Consulting fee revenue for the first quarter of 2010 was $91.9 million, a decrease of 0.2% from the first quarter of 2009. The decrease in Hill’s consulting fee revenue for the quarter was due to a 3.5% organic decline offset by 3.3% growth from acquisitions.

Operating profit for the first quarter of 2010 was $2.7 million, a decrease of 37.8% from the prior year’s quarter. Net earnings in the first quarter declined 44.2% to $2.5 million (or $0.06 per diluted share based on 40.9 million diluted shares outstanding) from $4.4 million (or $0.11 per diluted share based on 41.1 million diluted shares outstanding) in the first quarter of 2009.

The company’s total backlog at March 31, 2010 decreased to $550 million from $620 million at December 31, 2009. Twelve-month backlog at March 31, 2010 was $240 million, down from $282 million at December 31, 2009. These decreases were the result of lower net bookings in the first quarter primarily due to several project cancellations in the Middle East.

“We are disappointed in our first quarter results, but we remain optimistic for 2010. We believe our financial performance during the quarter was hindered by the continuing poor global economic conditions,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We are focused on improving the success of our business development efforts and on continuing to lower our overhead costs, and we expect to generate improved results during the balance of the year,” Richter added.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, lender advisory, cost/damages assessment, delay/disruption analysis, contract review and assessment, risk assessment, adjudication and expert witness testimony services.

Project Management Group. Total revenue at Hill’s Project Management Group during the first quarter of 2010 was $79.1 million, a decrease of 2.1% from the first quarter of 2009. Consulting fee revenue for the first quarter of 2010 at the Projects Group was $67.3 million, a decrease of 3.4%. That percentage change was comprised of an organic decrease of 7.8%, primarily from lower work in the Middle East, offset by a 4.4% increase due to additional work in North Africa and the late 2009 acquisitions of Boyken International and TRS Consultants. Operating profit for the Projects Group for the first quarter of 2010 was $5.1 million, a decrease of 43.9% from the prior year’s quarter.

Construction Claims Group. Total revenue at Hill’s Construction Claims Group during the first quarter of 2010 was to $25.4 million, an increase of 9.6% over the first quarter of 2009. Consulting fee revenue for the first quarter of 2010 at the Claims Group rose to $24.6 million, an increase of 9.6% attributable entirely to organic growth. The increase in construction claims took place primarily in the Middle East and the United Kingdom, partially offset by less work in Asia/Pacific. Operating profit for the Claims Group for the first quarter of 2010 was $4.2 million, an increase of 81.6% over the prior year’s quarter.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, May 6, 2010, at 11:00 am Eastern Time to discuss the financial results for the first quarter ended March 31, 2010. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 2,400 employees in 80 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-G)

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HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In 000’s, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
		(Revised)(1)
Consulting fee revenue	$91,936	$92,148
Reimbursable expenses	12,536	11,786

Total revenue	104,472	103,934

Cost of services(1)	53,113	52,892
Reimbursable expenses	12,536	11,786

Total direct expenses(1)	65,649	64,678

Gross profit(1)	38,823	39,256
Selling, general and administrative expenses(1)	36,945	36,096
Equity in earnings of affiliates	(821)	(1,181)

Operating profit	2,699	4,341
Interest expense, net	545	213

Earnings before income tax benefit	2,154	4,128
Income tax benefit	(469)	(426)

Consolidated net earnings	2,623	4,554
Less: net earnings – noncontrolling interests	166	151

Net earnings attributable to Hill International, Inc.	$2,457	$4,403

Basic earnings per common share attributable to Hill International, Inc.	$0.06	$0.11

Basic weighted average common shares outstanding	40,313	40,997

Diluted earnings per common share attributable to Hill International, Inc.	$0.06	$0.11

Diluted weighted average common shares outstanding	40,922	41,119

(1)	In the fourth quarter of 2009, the Company began charging a portion of depreciation and amortization expense, which had previously been reflected in selling, general and administrative expenses, to cost of services. As a result, the consolidated statements of earnings for the quarter ended March 31, 2009 have been revised to reflect the new accounting procedure. The result of this change increased direct expenses, decreased gross profit and decreased selling, general and administrative expenses by $204,000. There was no effect on operating profit or net earnings.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

	Three Months Ended March 31,
	2010	2009
(in thousands)		(Revised)(1)

Project Management
Consulting fee revenue	$67,329	$69,700
Total revenue	$79,091	$80,769
Gross profit(1)	$24,346	$27,270
Gross profit as a percent of consulting fee revenue	36.2%	39.1%
Selling, general and administrative expenses(1)	$20,040	$19,317
SG&A expenses as a percent of consulting fee revenue	29.8%	27.7%
Operating profit before equity in earnings of affiliates	$4,306	$7,953
Equity in earnings of affiliates	821	1,181

Operating profit	$5,127	$9,134
Operating profit as a percent of consulting fee revenue	7.6%	13.1%

Construction Claims
Consulting fee revenue	$24,607	$22,448
Total revenue	$25,381	$23,165
Gross profit(1)	$14,477	$11,986
Gross profit as a percent of consulting fee revenue	58.8%	53.4%
Selling, general and administrative expenses(1)	$10,256	$9,662
SG&A expenses as a percent of consulting fee revenue	41.7%	43.0%
Operating profit	$4,221	$2,324
Operating profit as a percent of consulting fee revenue	17.2%	10.4%

(1)	In the fourth quarter of 2009, the Company began charging a portion of depreciation and amortization expense, which had previously been reflected in selling, general and administrative expenses, to cost of services. As a result, the consolidated statements of earnings for the quarter ended March 31, 2009 have been revised to reflect the new accounting procedure. The result of this change increased direct expenses, decreased gross profit and decreased selling, general and administrative expenses for Project Management by $124,000 and for Construction Claims by $80,000.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

	Three Months Ended March 31,
	2010	2009
(in thousands)		(Revised)(1)

Consulting fee revenue	$91,936	$92,148
Total revenue	$104,472	$103,934
Gross profit(1)	$38,823	$39,255
Gross profit as a percent of consulting fee revenue	42.2%	42.6%
Selling, general and administrative expenses (excluding corporate expenses)(1)	$30,296	$28,979
Selling, general and administrative expenses (excluding corporate expenses) as a percent of consulting fee revenue	33.0%	31.4%
Corporate expenses	$6,649	$7,116
Corporate expenses as a percent of consulting fee revenue	7.2%	7.7%
Operating profit	$2,699	$4,341
Operating profit as a percent of consulting fee revenue	2.9%	4.7%
Effective income tax benefit rate	(21.8%)	(10.3%)

(1)	In the fourth quarter of 2009, the Company began charging a portion of depreciation and amortization expense, which had previously been reflected in selling, general and administrative expenses, to cost of services. As a result, the consolidated statements of earnings for the quarter ended March 31, 2009 have been revised to reflect the new accounting procedure. The result of this change increased direct expenses, decreased gross profit and decreased selling, general and administrative expenses (excluding corporate expenses) by $204. There was no effect on operating profit or net earnings.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(Unaudited)

	March 31, 2010	December 31, 2009

(in thousands)

Cash and cash equivalents	$30,089	$30,923
Accounts receivable, net	$131,765	$130,900
Current assets	$183,494	$183,602
Total assets	$289,023	$291,539
Current liabilities	$75,009	$82,657
Total debt	$35,138	$28,244
Total equity	$159,060	$159,640

EBITDA Reconciliation

(Unaudited)

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2010 declined to $4.7 million, a decrease of 20.1% from the first quarter of 2009. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended March 31,
	2010	2009
(in thousands)

Net earnings	$2,457	$4,403
Interest expense, net	545	213
Income tax benefit	(469)	(426)
Depreciation and amortization	2,194	1,727

EBITDA	$4,727	$5,917